Exhibit 5

Gregory M. Wilson
Attorney at Law
18610 East 32nd Ave.
Greenacres, WA 99016
Tel. (509) 891-8373
Fax (509) 891-8382

June 3, 2009

Board of Directors
Rock Energy Resources, Inc.
10375 Richmond Ave., Ste. 2100
Houston, TX 77042

Re:	Rock Energy Resources, Inc. Registration
Statement on Form S-8(the Registration Statements)

Gentlemen:

I have acted as special counsel to Rock Energy Resources, Inc., a Delaware corporation, (the Company) in connection with the registration of 10,000,000 shares of the Company's common stock, (the Shares), pursuant to the terms and conditions of the Company's 2009 Stock Grant and Option Plan described in the Company's Registration Statement on Form S-8 dated June 3, 2009.

You have advised that:

1.     The Company is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended.

2.    The Shares will be issued to Plan Participants, including directors, officers, employees and consultants as compensation for their services on behalf of the Company, in accordance with the Plans terms and conditions and applicable state corporation law. Such persons must have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for the Company's securities.

3.    The shares to be issued under the plan will be pursuant to corporate resolution and the approval of the Board of Directors of the Company. In connection with the representation, I have examined such records and documents and made such examinations of law as I have deemed relevant in connection with this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the accuracy of the information supplied to me, it is my opinion that the Company may avail itself of a Registration Statement on Form S-8, and is qualified to do so. Further, subject to the limitation set forth in the Company's Articles of Incorporation with respect to the maximum number of shares of common stock that the Company is authorized to issue, and assuming that the Shares will be issued as set forth in the Plan and the Registration Statement, at a time when effective, and that the Company will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to these Acts, and in those states of foreign jurisdictions in which the Shares may be sold, I am of the opinion that, upon proper and legal issuance of the Shares and receipt of the consideration to be paid for the Shares, the Shares will be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company.

This opinion does not cover any matters related to any re-offer or re-sale of the Shares by any Plan participants, once properly and legally issued pursuant to this Plan as described in the Registration Statement. This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.0 to the Registration Statement. I also consent to the reference to my firm under the heading in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present law of the United States be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you pursuant to the applicable rules and regulations promulgated under the Act in connection with the filing of this Registration Statement.

My opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

My opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that law and the federal laws of the United States of America.  I note, however, that I am not licensed to practice law in the State of Delaware.  I am not opining on, and I assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.  The foregoing opinions are rendered as of the date of this letter.  I assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Sincerely,

 /s/ Gregory M. Wilson
Gregory M. Wilson